DATED                                         1998




                           (1) P. FURLONGE AND OTHERS

                          (2) CUNNINGHAM GRAPHICS, INC.

                             SUPPLEMENTAL AGREEMENT

                                     MUNDAYS
                                   CROWN HOUSE
                                   CHURCH ROAD

                                 CLAYGATE, ESHER
                                 SURREY KT10 0LP

                             TELEPHONE: 01372 809000

                               REF: RAP/RAF/R13553

                             SUPPLEMENTAL AGREEMENT
                             ----------------------

THIS SUPPLEMENTAL AGREEMENT is made the         day of March 1998
BETWEEN

(1) The several persons who respective names and addresses are set out in column 1 of the Schedule hereto other than the Trustees ("the Vendors"); and

(2) CUNNINGHAM GRAPHICS, INC. a corporation organised under the laws of the State of New Jersey, USA ("the Purchaser").

And is supplemental to an agreement dated 16th January 1998 and made between the Vendors (other than the trustees as hereinafter defined) and the Purchaser ("the Main Agreement").

WHEREAS

(A) Under the Main Agreement the Vendors (other than the Trustees) agreed to sell to the Purchaser, subject to the fulfilment of certain conditions, the entire issued share capital of Roda Limited ("the Company").

(B) Subsequent to the Main Agreement and contemporaneously with the signing of this Agreement, the share capital of the Company has been reorganised pursuant to resolutions in the agreed terms and P. Furlonge, one of the Vendors, has transferred certain shares of the Company to the Trustees No 1.

(C) The parties to the Main Agreement and the Trustees have agreed to vary the Main Agreement as set out in this Supplemental Agreement.

(D)      The Main Agreement remains conditional at the date hereof.


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